Exhibit 99.1

AITX's RAD Continues Its Rapid Growth with Multiple Unit Expansion Order from Major National Construction Firm

RAD's Construction Industry Efforts Showing Positive Results

Detroit, Michigan, February 18, 2025 - Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), has received a significant expansion order from one of the country's largest construction companies, headquartered in Michigan. The order includes two RIO™ 360 Mobile Surveillance Units, each equipped with SARA™ licenses, reinforcing jobsite security and enhancing operational oversight across multiple locations.

Artist's depiction of a RAD RIO 360 security trailer securing a large commercial construction site.

This multi-decade-old construction firm has been on RAD's sales radar since 2022, steadily exploring the advantages of the Company's AI-powered security solutions. The client initially purchased a single RIO 360 and two standalone ROSA™ units in late January 2025 to evaluate their effectiveness in securing high-value job sites. Their decision to place this expansion order marks an important step in integrating RAD's technology into their broader security strategy. The company also attended RAD's construction industry open house in July 2024, gaining firsthand insight into how AI-driven solutions can enhance site security, lower costs, and enhance operational efficiency.

"Expanding our relationship with this client is a significant milestone, and it reflects the growing demand for RAD's security solutions in the construction industry," said Mark Folmer, CPP, PSP, FSyI, President of RAD. "This order reinforces what we consistently see. Once a client deploys our technology and experiences its impact, expansion follows. We are excited about the momentum building with this client and across our entire sales funnel as more companies recognize the value of AI-powered security."

This order is particularly significant as it highlights RAD's ability to deliver and deploy quickly. With production and logistics running efficiently, the Company expects both RIO 360 units to be in operation at the client's job sites before the end of the month.

"Last week, we announced the fastest sales close in our history, and now we are preparing for what could be one of our quickest multi-unit deployments," said Steve Reinharz, CEO/CTO of AITX and RAD. "Our ability to move from order to deployment at this speed reflects the maturity of our production, logistics, and execution. This is a clear example of how we grow by winning clients, fulfilling orders quickly, and demonstrating the value of our solutions in real-world environments."

Clients are increasingly leveraging SARA (Speaking Autonomous Responsive Agent) to add another layer of intelligence and responsiveness to their security operations. With SARA integrated into their RIO 360 units, this client will benefit from real-time autonomous engagement, immediate incident escalation, and enhanced deterrence. As adoption grows, more organizations are recognizing the advantages of AI-powered security that not only monitors but actively responds to potential threats.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/